UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

Digital Creative Development Corporation

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(Name of Issuer)

Common Stock, $.01 par value per share

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(Title of Class of Securities)

25384B108

(CUSIP Number)

April 18, 2014

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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this

Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.25384B108

________________________________________________________________________________

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Stapi lifeyrissjodur

________________________________________________________________________________

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [_]

Joint Filer

________________________________________________________________________________

3. SEC USE ONLY

________________________________________________________________________________

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Iceland

________________________________________________________________________________

NUMBER OF	5. SOLE VOTING POWER

SHARES	10,041,060
_________________________________________________________________
BENEFICIALLY	6. SHARED VOTING POWER

OWNED BY	0
_________________________________________________________________
EACH	7. SOLE DISPOSITIVE POWER

REPORTING	10,041,060
_________________________________________________________________
PERSON	8. SHARED DISPOSITIVE POWER

WITH	0

________________________________________________________________________________

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,041,060

________________________________________________________________________________

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

________________________________________________________________________________

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.90% *

________________________________________________________________________________

12. TYPE OF REPORTING PERSON*

FI

________________________________________________________________________________

* On the basis of 127,170,667 shares of Common Stock reported by the Company to be issued and outstanding as of January 31, 2014 in the Company’s latest Quarterly report on Form 10-Q, as filed with Securities and Exchange Commission on

February 14, 2014.

Item 1(a). Name of Issuer:

Digital Creative Development Corporation (the “Issuer”)

____________________________________________________________________

Item 1(b). Address of Issuer's Principal Executive Offices:

720 Fifth Avenue 10th Floor, New York, NY 10019

____________________________________________________________________

Item 2(a). Name of Persons Filing:

Stapi lifeyrissjodur

____________________________________________________________________

Item 2(b). Address of Principal Business Office, or if None, Residence:

Strandgata 3, IS-600 Akureyri

____________________________________________________________________

Item 2(c). Citizenship:

Iceland

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Item 2(d). Title of Class of Securities:

This statement on Schedule 13G is being filed with respect to Common Stock, $0.01 par value per share (the “Common Stock”) of the Issuer.

____________________________________________________________________

Item 2(e). CUSIP Number:

25384B108

____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)

or (c), Check Whether the Person Filing is a: Not Applicable.

(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	[_]	Insurance company as defined in Section 3(a)(19)of the Exchange Act.
(d)	[_]	Investment company registered under Section 8 of the Investment Company Act.
(e)	[_]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	[_]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14)of the Investment Company Act;
(j)	[_]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 25384B108	13G	Page __ of __ Pages

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

10,041,060

______________________________________________________________________

(b)	Percent of class:

7.90%

______________________________________________________________________

c)	Number of shares as to which such person has:

Sole power to vote or direct the vote

10,041,060

Shared power to vote or to direct the vote

None

Sole power to dispose or to direct the disposition of

10,041,060

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

Not Applicable

_______________________________________________________________________

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the

Security Being Reported on by the Parent Holding Company or Control

Person.

Not Applicable

_______________________________________________________________________

Item 8. Identification and Classification of Members of the Group.

Not Applicable

_______________________________________________________________________

Item 9. Notice of Dissolution of Group.

Not Applicable.

______________________________________________________________________

Item 10. Certifications.

(a) Not Applicable

(b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 9th, 2014

By: /s/ _____________

Kari Arnor Karason
Managing Director